EXHIBIT 10.2
BIODEL INC.
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (this “Agreement”), dated and effective as of June 9, 2008, is between Biodel Inc., a Delaware corporation (the “Company”), and Gerard Michel (the “Executive”).
WHEREAS the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the fact that the Executive does not have any form of traditional employment contract or other assurance of job security; and
WHEREAS the Board believes it is imperative to diminish any distraction of the Executive arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security by providing the Executive with reasonable compensation and benefit arrangements in the event of termination of the Executive’s employment by the Company under certain defined circumstances.
NOW THEREFORE, in order to accomplish these objectives, the Board has caused the Company to enter into this agreement.
1. TERM
The term of this Agreement (the “Term”) shall be for a period of two (2) years from the date of this Agreement as first appearing; provided, however, that the Term shall automatically renew for additional one (1) year periods, unless notice of nonrenewal is given by either party to the other party at least ninety (90) days prior to the end of the initial Term or any renewal Term, at the end of which this Agreement shall terminate without further action by either the Company of the Executive.
2. EMPLOYMENT
The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or by any affiliated or successor company is “at will” and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause, subject to the termination payments prescribed herein.
3. ATTENTION AND EFFORT
During any period of time that the Executive remains in the employ of the Company, and excluding any periods of paid time-off to which the Executive is entitled, the Executive will devote such of his productive time, ability, attention, and effort as shall be reasonably necessary to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder, and will seek to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, (d) continue to conduct any business or profession conducted by Employee at the date of this Agreement or (e) continue to engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Term, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Term shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
4. TERMINATION
During the Term, employment of the Executive may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Section 7 hereof shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company:
4.1 BY THE COMPANY OR THE EXECUTIVE
At any time during the Term, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate his employment for Good Reason (as defined below) or for any reason, upon giving Notice of Termination (as defined below).
4.2 AUTOMATIC TERMINATION
This Agreement and the Executive’s employment shall terminate automatically upon the death or Disability of the Executive. The term “Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), to perform the Executive’s essential duties for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause.
4.3 NOTICE OF TERMINATION
Any termination by the Company or by the Executive during the Term shall be communicated by Notice of Termination to the other party given in accordance with Section 8 hereof. The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon, and (b) to the extent applicable, sets forth briefly the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributed to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
4.4 DATE OF TERMINATION
“Date of Termination” means (a) if the Executive’s employment is terminated by reason of death, the date of death, (b) if the Executive’s employment is terminated by reason of Disability,

immediately upon a determination by the Company of the Executive’s Disability, and (c) in all other cases, upon the giving of the Notice of Termination. Notwithstanding the foregoing, the party giving the notice in the case of (c) above will have the right, but not the obligation, to have the termination be effective upon the expiration of any period specified in the Notice of Termination. In that event the Executive’s employment and performance of services will continue during the specified period unless the other party (the Company in the event of a termination by the Executive or the Executive in the event of a termination by the Company) thereafter elects to terminate the employment of the Executive pursuant to Section 2 and that termination is as of an earlier date. Notwithstanding the foregoing, the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of his duties during such period.
5. TERMINATION PAYMENTS
In the event of termination of the Executive’s employment during the Term, all compensation and benefits shall terminate, except as specifically provided in this Section 5.
5.1 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EXECUTIVE FOR GOOD REASON
If during the Term the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to:
(a) Payment of the following accrued obligations (the “Accrued Obligations”):
(i) the Executive’s then current annual base salary through the Date of Termination to the extent not theretofore paid; and
(ii) if the performance criteria for earning the annual bonus for the full fiscal year of termination have been fully satisfied at the time of termination (excluding any requirement that the Executive be employed by the Company at the end of the fiscal year), the product of (x) the amount of the annual bonus for that year and (y) a fraction the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is three hundred sixty-five (365);
(iii) if the performance criteria for earning the annual bonus for the full fiscal year of termination have not been fully satisfied and the Board of Directors of the Company determines that all such criteria could not have been satisfied if the Executive remained employed for the full fiscal year, no amount for the annual bonus; and
(iv) if neither (ii) nor (iii) apply, the product of (x) the Three-Year Average Annual Bonus and (y) a fraction the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is three hundred sixty-

five (365). “Three-Year Average Annual Bonus” shall mean the average of bonuses paid or payable to the Executive by the Company for each of the three fiscal years immediately preceding the year of termination (including the annualized amount of any such bonus paid or payable for any partial year, but not stock options or stock awards, which became fully vested and any deferred compensation earned during any of those years and excluding any sign-on or other one-time-only bonus). If the Executive has not been an executive officer of the Company during the entire three-year period referred to above or was not offered a bonus during any of those years, then the Three-Year Average Annual Bonus shall be calculated for such shorter time that he or she was an executive officer of the Company and had been offered a bonus; and
(v) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any) and any accrued paid time-off that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid.
(b) For eighteen (18) months after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, and subject to the satisfactory execution by the Executive (including the expiration of any revocation period) of an agreement substantially in the form of Exhibit A hereof, the Company shall pay the Executive’s premiums for
(i) health insurance benefit continuation for the Executive and his family members, if applicable, that the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as “COBRA Continuation”); and
(ii) additional health coverage, life, accidental death and disability and other insurance programs for the Executive and his family members, if applicable, to the extent such programs existed on the Date of Termination.
(c) Continuation of the Executive’s then current annual base salary for the fiscal year in which the Date of Termination occurs for a period of eighteen (18) months after the Date of Termination, subject to the satisfactory execution by the Executive (including the expiration of any revocation period) of an agreement substantially in the form of Exhibit A hereof.

(d) An amount equal to one and one-half times the Three-Year Average Annual Bonus, subject to the satisfactory execution by the Executive (including the expiration of any revocation period) of an agreement substantially in the form of Exhibit A hereof.
(e) Immediate vesting of all outstanding stock options previously granted to the Executive by the Company, subject to the satisfactory execution by the Executive (including the expiration of any revocation period) of an agreement substantially in the form of Exhibit A hereof.
(f) The provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing herein shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment. The provisions of this clause (f) are subject to the satisfactory execution by the Executive (including the expiration of any revocation period) of an agreement substantially in the form of Exhibit A.
5.2 TERMINATION FOR CAUSE OR OTHER THAN FOR GOOD REASON
If during the Term the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the amounts in Section 5.1(a) (i) and (v).
5.3 EXPIRATION OF TERM
In the event the Executive’s employment is not terminated prior to expiration of the Term and notice of non-renewal is given pursuant to Section 1, this Agreement shall terminate without further obligation on the part of the Company to the Executive.
5.4 TERMINATION BECAUSE OF DEATH OR DISABILITY
Upon the Executive’s death or Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or his legal representatives under this Agreement, other than the Company’s obligation, if any, to pay the Executive the benefits in Section 5.1(a) to (e).
5.5 PAYMENT SCHEDULE
All payments, or any portion thereof, payable pursuant to Section 5.1, shall be made to the Executive within ten (10) working days of the Date of Termination except that

(a) any amount payable to the Executive pursuant to Section 5.1(a)(ii), (iii) or (iv) or Section 5.1(d) shall be paid to Executive when his or her bonus would have been paid if he or she were still employed; and
(b) any payments payable to the Executive pursuant to Section 5.1(c) hereof shall be made to the Executive in the form of salary continuation payable at normal payroll intervals during the eighteen (18) month severance period on the dates when the Executive would have received his or her payments of salary if he or she were still employed and in the amounts he or she would have received.
5.6 CAUSE
For purposes of this Agreement, termination of the Executive’s employment shall be for “Cause” if it is for any of the following:
(a) A refusal to carry out any material lawful duties of the Executive or any directions or instructions of the Board or senior management of the Company reasonably consistent with those duties;
(b) Failure to perform satisfactorily any lawful duties of the Executive or any directions or instructions of the Board or senior management reasonably consistent with those duties; provided, however, that the Executive has been given notice and has failed to correct any such failure within (10) days thereafter (unless any such correction by its nature cannot be done in 10 days, in which event the Executive will have a reasonable time to correct failures), and provided further that the Company shall have no obligation to give notice and the Executive will have no such opportunity to correct more than two times in any twelve calendar month period;
(c) Violation by the Executive of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;
(d) The Executive’s gross negligence, willful misconduct or breach of his or her duty to the Company involving self-dealing or personal profit;
(e) Current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive; or any incident materially compromising the Executive’s reputation or ability to represent the Company with investors, customers or the public; or
(f) Any other material violation of any provision of this Agreement by the Executive not described in (a) or (b) above, subject to the same notice and opportunity to correct provisions as are set forth in (b) above.

5.7 GOOD REASON
For purposes of this Agreement, “Good Reason” means:
(a) Reduction of the Executive’s annual base salary to a level below the level in effect on the date of this Agreement, regardless of any change in the Executive’s duties or responsibilities;
(b) Any material diminution in Executive’s position, authority, duties or responsibilities or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company within ten (10) days after receipt of notice thereof is provided to the Company by the Executive;
(c) The Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the location of the Executive’s assigned worksite prior to the Date of Termination and the Executive’s residence at any such time such requirement is imposed;
(d) Any non-renewal by the Company of this Agreement; provided, however, that the Executive may only utilize this paragraph (d) during the 30-day period immediately following his receipt of the notice of non-renewal given by the Company pursuant to Section 1 hereof;
(e) Any failure by the Company to comply with and satisfy Section 9 hereof; provided, however, that the Company’s successor has received at least ten (10) days’ prior written notice from the Company or the Executive of the requirements of Section 9 hereof; or
(f) Any other material violation of any provision of this Agreement by the Company.
Notwithstanding the foregoing, no basis for a termination for Good Reason will be deemed to exist unless the Executive notifies the Company in writing of any event in (a) through (f) above and the Company or its successor fails to cure any such event within thirty (30) days after receipt of the notice.
5.8 WITHHOLDING TAXES
Any payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.
5.9 WARN ACT
Notwithstanding the provisions of Section 5.1 through 5.5, in the event the Executive is entitled, by operation of any act or law, to unemployment compensation benefits or benefits under the Work Adjustment and Retraining Act of 1988 (known as the “WARN Act”) in connection with the termination of his or her employment in addition to those required to be paid to him or her under this Agreement, then to the extent permitted by applicable law governing severance payments or notice of termination of employment, the Company shall be entitled to offset against the amount payable hereunder the amounts of any such mandated payments.
6. REPRESENTATIONS AND WARRANTIES
In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.
7. NONDISCLOSURE; RETURN OF MATERIALS; NONSOLICITATION
7.1 NONDISCLOSURE
Except as required by his employment with the Company, the Executive will not, at any time during the term of employment with the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information without the prior written consent of the Company. The Executive understands that the Company will be relying on this covenant in continuing the Executive’s employment, paying him compensation, granting him any promotions or raises, or entrusting him with any information that helps the Company compete with others.
7.2 RETURN OF MATERIALS
All documents, records, notebooks, notes, memoranda, drawings, computer files or other documents made or compiled by the Executive at any time while employed by the Company, or in his possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.
7.3 NONSOLICITATION
During the period that Executive is receiving the payments described in Section 5.1(c) he or she will not actively solicit any employees of the Company or its Affiliates to accept employment from any other person or entity. “Affiliate” is defined as any entity controlling, controlled by or under common control with the Company within the meaning of Rule 405 of the Securities and Exchange Commission under the Securities Act of 1933.
8. FORM OF NOTICE
Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:

If to the Company:	Biodel Inc.
Attn: President
100 Saw Mill Road
Danbury, CT 06810
or such other address as shall be provided in accordance with the terms hereof. Except as set forth in Section 4.4 hereof, if notice is mailed, such notice shall be effective upon mailing. Notices sent in any other manner specified above shall be effective upon receipt.
9. ASSIGNMENT
This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company shall assign to and require any successor (whether by purchase of assets, merger or consolidation) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean Biodel Inc. and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of the Executive’s employment by one such entity and the immediate hiring and continuation of the Executive’s employment by the succeeding entity shall not be deemed to constitute a termination or trigger any severance obligation under this Agreement. All the terms and provisions of this Agreement shall be binding upon and insure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
10. WAIVERS
No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
11. AMENDMENTS IN WRITING
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the President or Chief Executive Officer of the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

12. APPLICABLE LAW
This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to any rules governing conflicts of laws.
13. ARBITRATION; ATTORNEYS’ FEES
Except in connection with enforcing Section 7 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one (1) arbitrator either mutually agreed upon or selected in accordance with the AAA Rules. The arbitration shall be conducted in New York County, New York, under the jurisdiction of the New York office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of New York. Either party may obtain judgment upon the arbitrator’s award in the Supreme Court of New York County, New York. If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover costs and attorneys’ fees.
14. SEVERABILITY
If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law: (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.
15. COORDINATION WITH OTHER AGREEMENTS
The Company and the Executive are contemporaneously with this Agreement entering into a Change of Control Agreement (the “Change of Control Agreement”), which agreement provides for certain forms of severance and benefit payments in the event of termination of Executive’s employment under certain defined circumstances. This Agreement is in addition to the Change of Control Agreement, providing certain assurances to the Executive in circumstances that the Change of Control Agreement does not cover, and in no way supersedes or nullifies the Change of Control Agreement. Nevertheless, it is possible that a termination of employment by the Company or by the Executive may fall within the scope of both agreements. In such event, payments made to the Executive under Section 5.1 hereof shall be coordinated with payments made to the Executive under Section 8.1 of the Change of Control Agreement as follows:

(a) Accrued Obligations under this Agreement shall be paid first, in which case the obligations under Section 8.1(a) of the Change of Control Agreement need not be paid;
(b) COBRA Continuation under this Agreement shall be provided first, in which case the obligations under Section 8.1(b) of the Change of Control Agreement need not be provided; and
(c) The severance payments required under Sections 8.1(c) and 8.1(d) of the Change of Control Agreement shall be paid first, in which case any severance payment required under Sections 5.1(c) and 5.1(d) hereof need not be provided.
Reference is made to the offer of employment made to Executive by letter addressed to Executive from Solomon Steiner dated November 12, 2007 (the “Offer Letter”). In the event of any inconsistency between the terms and provision of the Offer Letter and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control. Except as so provided, the Offer Letter is ratified and confirmed in all respects.
16. EXCESS PARACHUTE PAYMENTS
If any portion of the payments or benefits under this Agreement, taken together with any other agreement or benefit plan of the Company (including stock options), would be characterized as an “excess parachute payment” to the Executive under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits shall be reduced to the extent necessary to avoid the imposition of any tax that would otherwise be owed under Section 4999 of the Code. Such reductions shall first be made to the bonus payments referred to in Section 5.1(a)(ii), (iii) or (iv), whichever is applicable, then to the salary continuation payments referred to in Section 5.1(c) and then to the salary payments under Section 5.1(a)(i). The determination of whether and the extent to which payments and benefits are to be reduced pursuant to this Section 16 shall be made in writing by tax accountants and/or tax lawyers selected by the Company and reasonably acceptable to the Executive.
17. ENTIRE AGREEMENT
Except as described in Section 15 hereof, this Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings, or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties, except that the agreement relating to proprietary information and inventions between the Executive and the Company shall continue in full force and effect.

18. COUNTERPARTS
This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

BIODEL INC.		EXECUTIVE

By:	/s/ Solomon S. Steiner	/s/ Gerard J. Michel

Its: President & CEO

EXHIBIT A
GENERAL RELEASE AND SETTLEMENT AGREEMENT
The parties to this General Release and Settlement Agreement (“Release”) between                      (“Employee”) and Biodel Inc. (“the Company”) state that:
The parties desire to terminate their employment relationship. Both parties desire to fully and finally resolve all differences and disputes without further costs;
THEREFORE, the parties agree:
     1. Employee and the Company stipulate, agree, and understand that, in consideration of the following mutual releases and, in the case of the Employee, the payments to Employee as provided in the Executive Severance Agreement between the Employee and the Company dated                     , each, on behalf of itself, its successors, and assigns, and, in the case of the Employee, on behalf of the Employee’s heirs, administrators and executors, releases the other, and, in the case of the Company, its subsidiaries, affiliates, related companies and their directors, officers, employees and agents, from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis which either have or may have arising out of the Employee’s employment by the Company and the termination thereof from the beginning of time to the date of the signing this Release including but not limited to any claims of harassment or discrimination (for example, on the basis of sex, race, age, national origin, handicap or disability) under any federal, state or local law, rule or regulation including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq., Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act or any claim arising under the Employment Retirement Income Security Act (“ERISA”) (except for claims for vested benefits under ERISA), breach of contract, express or implied but excluding from the foregoing mutual releases Workmen’s Compensation claims and obligations of the parties (i) under this Release, (ii) under the Executive Severance and Change of Control Agreements between the Employee and the Company dated                     , (iii) under any stock option or other award granted under any stock option or other plan of the Company including without limitation [here describe options or awards by date of grant], (iv) under the Biodel Inc. Employee Proprietary Information and Inventions Agreement executed by Employee, (v) relating to shares of Common Stock of Biodel Inc. owned by Employee, (vi) under any indemnity provisions in favor of Employee contained in the certificate of incorporation or bylaws of the Company or under Delaware law, (vii) under the Indemnification Agreement with the Company dated                     executed by Employee or (viii) under any policy of liability insurance of the Company for directors and officers. The obligations set forth in (i) through (viii) are herein sometimes collectively referred to as “the Continuing Obligations”.
     2. Employee agrees not to seek reemployment with the Company or any of its affiliates.

     3. This Release shall be governed by the substantive law of the State of New York. In the event of any dispute concerning the interpretation of this Release or in any way related to Employee’s employment or termination of employment, the dispute shall be resolved by arbitration within the County of New York, New York, in accordance with the then existing rules for employment dispute arbitration of the American Arbitration Association, and judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. The parties intend this arbitration provision to be valid and construed as broadly as possible. The prevailing party in such arbitration shall recover its reasonable costs and attorneys’ fees.
     4. If any provision of this General Release and Settlement Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Release cannot be performed in accordance with the intent of the parties in the absence thereof.
     5. Except for the Continuing Obligations, no promise or agreement other than that expressed herein has been made. Except for the Continuing Obligations, this General Release and Settlement Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Continuing Obligations, there are no other agreements, written or oral, express or implied, between the parties concerning the subject matter hereof, except the provisions set forth in this Release. Except for the Continuing Obligations, this Release supersedes all previous agreements and understandings, whether written or oral. This Release can be amended, modified or terminated only by a writing executed by both Employee and the President of the Company.
     6. In compliance with the Older Workers Benefit Protection Act, Employee has been given twenty-one (21) days to review this Release before signing it. Employee also understands that he may revoke this General Release and Settlement Agreement within seven (7) days after it has been signed and that it is not enforceable or effective until the seven (7) day revocation period has expired. Additionally, employee has been advised in this writing to consult with an attorney before executing this General Release and Settlement Agreement.
     7. THE EMPLOYEE STATES THAT HE/SHE IS IN GOOD HEALTH AND FULLY COMPETENT TO MANAGE HIS/HER BUSINESS AFFAIRS, THAT HE/SHE HAS CAREFULLY READ THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT, THAT HE/SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM/HER TO SIGN THIS RELEASE ARE THOSE STATED AND CONTAINED IN THIS RELEASE OTHER THAN FOR THE CONTINUING OBLIGATIONS, AND THAT HE/SHE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
AGREED AND ACCEPTED this                      day of                     ,                     :

BIODEL INC.	EXECUTIVE

By:

Its: